Exhibit 99.1

FOR IMMEDIATE RELEASE

Epiq Systems Issues Statement Regarding Recent Schedule 13D Filings

Board to Continue Strategic Review Process and

Execution of Ongoing Initiatives to Strengthen Value Proposition

KANSAS CITY, Kan., Sept. 22, 2014 — Epiq Systems, Inc. (Nasdaq:EPIQ), a leading global provider of managed technology for the legal profession, today issued the following statement in response to recent filings on Schedule 13D by shareholders P2 Capital Partners, LLC (“P2”) and St. Denis J. Villere & Company, L.L.C.  (“Villere”):

“As announced on September 18, Epiq’s Board of Directors has commenced a process to explore a full range of strategic and financial alternatives, which may include among other things, acquisitions, divestitures or a going-private or recapitalization transaction, in order to determine a course of action that is in the best interest of all shareholders. Epiq has long welcomed and appreciated the views of its shareholders, including Villere and P2, and will certainly consider their proposals carefully as part of this process.”

Epiq also noted that P2’s 13D filing makes reference to a proposal from P2 that was received by the company on August 29, 2014. The Epiq Board, after consultation with its financial and legal advisors, unanimously determined that the P2 proposal does not unlock the company’s long-term value, is inadequate from a financial point of view, and is not in the best interest of the company and its shareholders.

The company noted that there can be no assurance that the Board’s exploration of strategic alternatives will result in an acquisition, divestiture, or a going-private or recapitalization transaction. The company has not set a timetable for completion of this process and does not intend to disclose further developments unless and until its Board approves a specific action or otherwise concludes the review of strategic alternatives.

Kirkland & Ellis LLP is serving as legal advisor to the company.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy, and class action and mass tort administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve. Visit us at www.epiqsystems.com.

CONTACT:	For more information
Lew Schroeber, Investor Relations
Telephone: 913-621-9500
Email: ir@epiqsystems.com

Michael Freitag / Mahmoud Siddig / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
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